Exhibit 99.1

COST PLUS, INC. REPORTS FIRST QUARTER RESULTS AND PROVIDES OUTLOOK FOR THE SECOND QUARTER

Oakland, CA – May 21, 2009 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its first quarter ended May 2, 2009 and provided financial guidance for the second quarter of fiscal 2009.

As previously announced, the Company closed 26 stores during the first quarter of fiscal 2009, 18 of which are reported in discontinued operations for both the current and prior periods and eight that are reported in continuing operations.

First Quarter Results from Continuing Operations

Net sales for the first quarter of fiscal 2009 were $184.3 million, an 8.7% decrease from $201.9 million for the first quarter of fiscal 2008. Same store sales for the first quarter decreased 8.9% compared to a 0.6% increase last year. The Company’s same store sales guidance range for the quarter was a decrease of 9% to 12%. The decrease in same store sales was largely driven by an 8.0% reduction in the average ticket per customer resulting from lower furniture sales and a customer count decline of 1.1%.

Gross profit rate was 26.0% for the first quarter of 2009 versus 27.7% last year. The 170 basis point decline was primarily due to decreased leverage of fixed occupancy expenses on lower same store sales. Merchandise margins were essentially flat to last year. Selling, General and Administrative (SG&A) expenses for the first quarter of 2009 were $64.5 million versus $72.2 million last year. The decrease in SG&A expenses was due to the Company’s cost-cutting initiatives which resulted in lower advertising, payroll and other controllable expenses during the quarter.

For the first quarter of fiscal 2009, the Company reported a loss from continuing operations before interest and taxes (or “EBIT” loss) of $22.3 million. The Company’s guidance was an EBIT loss of $23 million to $25 million. Excluding the impact of the $5.7 million in store closure costs for the eight store closures, the EBIT loss from continuing operations was $16.6 million compared with an $18.2 million EBIT loss for the first quarter of fiscal 2008.

The following table provides comparable EBIT and EBITDA results on a GAAP and non-GAAP basis:

	First Quarter
(Dollars are in thousands)	FY09	FY08[1]
Loss from continuing operations before interest and taxes (EBIT)	($22,342)	($18,194)
Less impact of:
Store closure costs – related to continuing operations stores	5,747	—

Non-GAAP EBIT from continuing operations	($16,595)	($18,194)

Less impact of depreciation and amortization	7,851	8,383

Non-GAAP EBITDA from continuing operations	($8,744)	($9,811)

1.

Amounts for fiscal 2008 have been restated to remove the impact of the discontinued operations related to the 18 stores that were closed in fiscal 2009 and the 13 stores that were closed in fiscal 2008.

During the first quarter of fiscal 2009, the Company completed the inventory liquidation event for all 26 store closures that began in the fourth quarter of fiscal 2008. During the 12 week event, the Company generated $19.1 million in gross cash receipts, of which $10.6 million occurred during the first quarter of fiscal 2009. The inventory from the event sold 42% above its aggregate book value consistent with the results of the liquidation event in the prior year.

At the end of the first quarter of fiscal 2009, inventory levels declined 27.9% year-over-year. The Company had $58.9 million in borrowings and $11.2 million in letters of credit outstanding under its $200 million asset based credit facility, which expires in mid-2012. Borrowings at the end of the first quarter of fiscal 2009 were flat compared with the same period last year. Cash receipts from the liquidation event and on-going inventory optimization efforts offset the first quarter operating losses and lease termination expense.

Barry Feld, President and CEO, commented, “Notwithstanding a tough retail environment and the corresponding negative impact on same store sales, we were able to reduce year-over-year EBIT losses from continuing operations, excluding the eight store closures. While the furniture business remains very soft, customer response to our Easter and spring merchandise was favorable, both in home décor and consumables. The breadth and continual flow of new items in our non-furniture merchandise categories enable Cost Plus World Market to provide unique gift-giving, casual home decorating and entertaining solutions to value-conscious consumers, partially offsetting the current pressure in the furniture business.”

Mr. Feld continued, “Our liquidity position is sufficient to meet planned expenditures through fiscal 2009. Our first quarter results were ahead of plan and we are on track to meet our goal of generating positive EBITDA from continuing operations for the year.”

Discontinued Operations

For the first quarter of fiscal 2009, the loss from discontinued operations was $16.2 million, which includes all the costs from completing the 18 store closures, including severance and estimated lease related expenses of $15.1 million. The $16.2 million also includes certain residual costs related to the 13 stores that were closed in the first quarter of fiscal 2008, which are also reported as discontinued operations.

The total net loss for the first quarter of fiscal 2009 was $41.6 million, or $1.88 per diluted share, compared to a net loss of $32.0 million, or $1.45 per diluted share in the first quarter of fiscal 2008. The Company continues to maintain a full valuation allowance against its deferred tax assets.

Second Quarter Outlook – Continuing Operations

The Company’s guidance for the second quarter of fiscal 2009 anticipates continuing pressure on the furniture business and the current level of economic volatility. For the second quarter of fiscal 2009, the Company expects net sales in the range of $176 million to $186 million, based on a same store sales decrease in the range of 9.5% to 14.5%. For the second quarter of fiscal 2009, the Company is projecting a loss from continuing operations before interest and taxes in the range of $14 million to $21 million versus a loss of $21 million last year. The Company will open no new stores and close 1 store in the second quarter of fiscal 2009 versus opening 7 new stores and closing 3 in the second quarter of fiscal 2008.

The Company’s first quarter earnings conference call will be today, May 21, 2009, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-510-9834 and the access code is 67081801. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 69497029, from 4:30 p.m. PT Thursday, May 21, 2009 to 4:30 p.m. PT on Thursday, May 28, 2009. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This press release contains “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such “forward-looking statements” include, but are not limited to, statements relating to our future liquidity position and financial guidance and results. The risks and uncertainties include, but are not limited to: continued deterioration in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandise offerings; foreign and domestic fluctuations; complications or delays in the store closing processes; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	First Quarter
	May 2, 2009		May 3, 2008
Net sales	$184,260	100.0%	$201,880	100.0%
Cost of sales and occupancy	136,342	74.0	145,958	72.3

Gross profit	47,918	26.0	55,922	27.7
Selling, general and administrative expenses	64,513	35.0	72,222	35.8
Store shutdown costs	5,747	3.1	—	—
Store preopening expenses	—	—	1,894	0.9

Loss from continuing operations, before interest and taxes	(22,342)	(12.1)	(18,194)	(9.0)
Net interest expense	2,836	1.5	3,015	1.5

Loss from continuing operations before income taxes	(25,178)	(13.7)	(21,209)	(10.5)
Income tax expense/(benefit)	212	0.1	(591)	(0.3)

Net loss from continuing operations	(25,390)	(13.8)	(20,618)	(10.2)
Loss from discontinued operations, net of tax	(16,189)	(8.8)	(11,374)	(5.6)

Net loss	$(41,579)	(22.6)%	$(31,992)	(15.8)%
Loss per diluted share from continuing operations	$(1.15)		$(0.93)
Loss per diluted share from discontinued operations	$(0.73)		$(0.52)
Net loss per diluted share	$(1.88)		$(1.45)
Weighted average shares outstanding- diluted	22,087		22,087
New stores opened	0		8

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 2, 2009	May 3, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,468	$2,953
Merchandise inventories	191,946	266,067
Other current assets	18,891	37,218

Total current assets	213,305	306,238
Property and equipment, net	182,879	215,785
Other assets	4,524	14,186

Total assets	$400,708	$536,209
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,317	$57,801
Accrued compensation	13,587	12,849
Current portion of revolving line of credit	—	58,523
Current portion of long-term debt	836	787
Other current liabilities	35,864	41,614

Total current liabilities	98,604	171,574
Long-term portion of revolving line of credit	58,924	—
Capital lease obligations	7,000	8,000
Long-term debt - distribution center obligations	113,375	114,211
Other long-term obligations	27,714	36,416
Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	170,615	169,274
Retained earnings/(Accumulated deficit)	(75,745)	36,513

Total shareholders’ equity	95,091	206,008

Total liabilities and shareholders’ equity	$400,708	$536,209

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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